Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Galaxy Payroll Group Limited on Amendment No. 3 to Form F-1 of our report dated November 9, 2022, except for Note 12 and Note 13, as to which the date is December 28, 2022, with respect to our audits of the consolidated financial statements of Galaxy Payroll Group Limited and Subsidiaries as of June 30, 2022 and 2021, and for each of the years in the two-year period ended June 30, 2022. We were dismissed as auditors on February 10, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

March 24, 2023